EXHIBIT 12.0

STATEMENT RE: RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
(dollars in thousands)	2016		2015		2014
Including Interest Paid on Deposits:
Earnings (loss) before income taxes	$777,128		$(132,013)		$773,066
Combined fixed charges:
Interest expense on deposits	171,023		160,149		149,746
Interest expense on borrowed funds	216,464		349,604		392,968
Appropriate portion (1/3) of rent expenses	11,081		11,206		12,000

Total fixed charges	$398,568		$520,959		$554,714

Earnings before income taxes and fixed charges	$1,175,696		$388,946		$1,327,780

Ratio of earnings to fixed charges	2.95	x	0.75	x	2.39	x

Excluding Interest Paid on Deposits:
Earnings (loss) before income taxes	$777,128		$(132,013)		$773,066
Combined fixed charges:
Interest expense on borrowed funds	216,464		349,604		392,968
Appropriate portion (1/3) of rent expenses	11,081		11,206		12,000

Total fixed charges	$227,545		$360,810		$404,968

Earnings before income taxes and fixed charges	$1,004,673		$228,797		$1,178,034

Ratio of earnings to fixed charges	4.42	x	0.63	x	2.91	x